EXHIBIT 33.2

Report on Assessment of Compliance with Regulation AB Servicing Criteria

1.

Pursuant to Subpart 229.1100 - Asset Backed Securities, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”), Exela Technologies, Inc. for itself and its wholly owned subsidiaries (individually and collectively “Exela”), is responsible for assessing its compliance with the servicing criteria applicable to the remittance processing services it provides to customers who are issuers or servicers of asset backed securities transactions and who have requested confirmation of Exela’s compliance in connection with loan and/ or receivables portfolios that include pool assets for asset backed securities transactions (the “Platform”). Remittance processing is a service whereby check payments that are remitted by mail to a post office box are collected, processed through a highly automated data capture system, and prepared for deposit to a bank account held by the beneficiary of the payment.

2.

The servicing criteria set forth in Item 1122(d) of Regulation AB were used in Exela’s assessment of compliance. Exela has concluded that the servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(4)(iv) of Regulation AB are applicable to the servicing activities it performs with respect to the Platform (such criteria the “Applicable Servicing Criteria”). Exela has concluded that the remainder of the servicing criteria set forth in Item 1122(d) of Regulation AB are inapplicable to the activities it performs with respect to the Platform because Exela does not participate in the servicing activities referenced by such servicing criteria.

3.	As of and for the year ended December 31, 2019, Exela has complied in all material respects with the Applicable Servicing Criteria set forth in Item 1122(d) of Regulation AB.

4.

Plante & Moran, PLLC, an independent registered public accounting firm, has issued an attestation report on Exela’s assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2019.

/s/ Thomas K. Dolan
Thomas K. Dolan SVP Information Security and Risk

February 5, 2020